Exhibit 10.1

OCUGEN, INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE AND
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Ocugen, Inc (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) an award of the target number of Performance Restricted Stock Units set forth below (the “Performance Restricted Stock Units” or “PSUs” and, such number of Performance Restricted Stock Units, the “Target No. of PSUs”). The PSUs are subject to the terms and conditions set forth in this Performance Restricted Stock Unit Grant Notice (the “Grant Notice”), the Performance Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:

Grant Date:

Target No. of PSUs:

Vesting Schedule:	As described in the attached Agreement

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.

OCUGEN, INC.

Name: Shankar Musunuri, Ph.D., MBA
Title: Chairman, CEO and Co-Founder

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

1.            Award of PSUs. The Company has granted to the Participant the Target No. of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement. Each PSU represents the right to receive one Share at the times and subject to the conditions set forth herein.

2.            Date of Grant. The PSUs were granted on the Grant Date set forth in the Grant Notice.

3.            Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the PSUs have vested as provided in Section 4 of this Agreement and (ii) Shares have been issued to the Participant in accordance with the terms of the Plan and this Agreement.

4.            Vesting of PSUs.

(a)            Vesting. The restrictions and conditions of Section 3 of this Agreement shall lapse on the applicable Performance Period End Date (as defined on Schedule A-1, attached hereto), subject to the Participant’s continued service with the Company on such dates and subject to the Company’s achievement of the Performance Criteria specified on Schedule A-1 (such applicable date, the “Vesting Date”). The Committee may at any time accelerate the vesting schedule specified in this Section 4.

(b)            Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with any Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

(c)            Effect of Termination of Service. If the Participant’s service with the Company ceases for any reason, the unvested portion of the PSUs (taking into account any accelerated vesting occurring upon such cessation of service) shall be forfeited immediately.

5.            Change in Control. Subject to the Participant’s continued service with the Company through the consummation of a Change in Control, the PSUs shall be eligible to vest as described on Schedule A-1 immediately prior to the consummation of the Change in Control and taking into account the impact of such Change in Control, provided, that, the Performance Period End Date and the Vesting Date shall be the date of the consummation of the Change in Control. To the extent any PSUs remain unvested as of such Change in Control after giving effect to the previous sentence, such PSUs shall be forfeited upon the consummation of the Change in Control.

6.            Settlement of PSUs.

(a)            Shares will be issued in respect of vested PSUs within sixty (60) days following the applicable vesting date. For avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code, and this Agreement shall be interpreted in such a manner that such deadline and all provisions of this Agreement are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

(b)            The PSUs will not confer on the Participant any rights as a stockholder of the Company until Shares are actually issued in settlement of such PSUs.

(c)            Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of PSUs if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

7.            Non-Transferability of PSUs. The PSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

8.            Investment Representations. The Participant represents and warrants to the Company that the Participant is acquiring the PSUs (and upon settlement of the PSUs, may be acquiring Shares) for investment for the Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the settlement of the PSUs, the Board may require that certain agreements, undertakings, representations, certificates, legends and/or information or other matters, as the Board may deem necessary or advisable, be executed, agreed to and/or provided to the Company to assure compliance with all such applicable laws or regulations.

9.            Tax Consequences. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant of the PSUs and that the Company does not guarantee any particular tax treatment. The Participant acknowledges that the Participant has reviewed with the Participant’s own tax advisors the tax treatment of the PSUs and is relying solely on those advisors in that regard. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liabilities arising in connection with the PSUs.

10.            No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without cause and with or without notice.

11.            Tax Withholding. The Participant shall, not later than the date or dates as of which the receipt or vesting of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from Shares to be issued to the Participant a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of Shares to be issued to the Participant, the number of Shares necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Participant on account of such transfer.

12.            Company Policies. In consideration for the grant of the PSUs, the Participant agrees to be subject to the policies of the Company regarding securities trading and hedging or pledging of securities, as in effect from time to time.

13.            Clawback Acknowledgements. In consideration for the grant of the PSUs, the Participant acknowledges that the PSUs and any Shares granted thereunder may become subject to the Company’s Compensation Recovery Policy adopted pursuant to Rule 10D-1 promulgated under the Exchange Act and Nasdaq Rule 5608, or any successor or contemporaneous rule or policy that may be adopted or amended from time to time (the “Clawback Policy”). The Participant understands that if the Participant is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Participant pursuant to such means as the Company and/or the Board may elect. The Participant agrees that the Participant shall take all required action to enable such recovery. The Participant understands that such recovery may be sought and occur after the Participant’s employment or service with the Company terminates. The Participant further agrees that the Participant is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Participant hereby irrevocably agrees to forego such indemnification. The Participant acknowledges and agrees that the Participant has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Participant shall not, whether alone or in combination with any other action, event or condition, be deemed to (i) be an event or condition giving rise to a right to resign for “good reason” (as such term may be defined from time to time in any applicable employment agreement, offer letter, or other Company plan or policy), as applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Participant, or (ii) to constitute a breach of a contract or other arrangement to which the Participant is a party. This Section 13 is a material term of this Agreement.

14.            The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the PSUs subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Capitalized terms in this Agreement and the Grant Notice shall have the meaning specified in the Plan, unless a different meaning is specified herein. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

15.            Entire Agreement. The Grant Notice and this Agreement, including Schedule A-1, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

16.            Amendment. Except as otherwise provided herein, in the Grant Notice or in the Plan, or as would otherwise not have a material adverse effect on the Participant, this Agreement may only be amended by a writing signed by each of the parties hereto.

17.            Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

18.            Execution. The Grant Notice may be executed, including execution by facsimile or electronic signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

Schedule A-1

1.            General. The PSUs will be eligible to be earned and shall vest subject to the terms and conditions of this Schedule A-1 and shall be based on the achievement of the Company’s TSR (as defined below) relative to the TSRs of the Peer Group Members, subject to the Participant’s continued employment or service with the Company through the applicable Performance Period End Date.

2.            Definitions. The following definitions shall apply for the purposes of the Agreement and this Appendix A:

(a)            “Beginning Stock Price” with respect to the Company and each Peer Group Member means the average closing stock prices of such company’s stock for each of the twenty (20) trading days ending on (and including) the day immediately prior to the first day of the Performance Period. For the purpose of determining the Beginning Stock Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(b)            “Ending Stock Price” with respect to the Company and each Peer Group Member means the average of closing stock prices of such company’s stock for each of the twenty (20) trading days ending on (and including) the last day of the Performance Period. For the purpose of determining the Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(c)            “Index” means the Nasdaq Biotechnology Index.

(d)            “Performance Period” means the period beginning on the Grant Date and ending on the Performance Period End Date.

(e)            “Performance Period End Date” means the first to occur of (i) December 31, 2026 or (ii) the date of consummation of a Change in Control.

(f)            “Peer Group” means the companies that are the constituents of the Index as of the first day of the Performance Period.

(g)            “Peer Group Member” means each company in the Peer Group.

(h)            “TSR Percentile Rank” means the Company’s percentile ranking relative to the Peer Group Members, based on TSR. TSR Percentile Rank is determined by ordering the Peer Group Members (plus 1 if the Company is not in the Index) from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

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TSR Percentile Rank =	(N – R)	*100
N

“N” represents the number of Peer Group Members for the Performance Period (plus 1 if the Company is not in the Index during the Performance Period).

“R” represents the Company’s ranking among the Index (plus 1 if the Company is not in the Index during the Performance Period).

For example, if there are 100 constituent members of the Index (including the Company), and the Company ranked 40th, the TSR Percentile Rank would be at the 60th percentile (i.e., 60 = (100 – 40)/100 * 100).

The following shall apply for purposes of determining TSR Percentile Rank:

(i)            In the event a bankruptcy proceeding is commenced during the Performance Period with respect to any Peer Group Company, or if at any time during the Performance Period a Peer Group Company is liquidated, such Peer Group Company shall be removed and treated as if it had never been in the peer group for purposes of TSR Percentile Rank for the Performance Period;

(ii)            In the event that a merger, acquisition or business combination of a Peer Group Company by or with another Peer Group Company is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Company for purposes of TSR Percentile Rank for the Performance Period;

(iii)            In the event that a merger, acquisition or business combination of a Peer Group Company by or with an entity that is not a Peer Group Company is consummated during the Performance Period, and such Peer Group Company is the entity that survives such merger, acquisition, or business combination, then such Peer Group Company will continue to be considered a Peer Group Company for purposes of TSR Percentile Rank for the Performance Period; and

(i)            In the event that (a) a Peer Group Company ceases to be a publicly-traded company or (b) a merger, acquisition or business combination of a Peer Group Company by or with an entity that is not a Peer Group Company is consummated during the Performance Period, and such Peer Group Company is not the entity that survives such merger, acquisition, or business combination, then such Peer Group Company shall be removed and treated as if it had never been in the Peer Group for purposes of TSR Percentile Rank for the Performance Period.

(b)            “Total Shareholder Return” or “TSR” shall be determined with respect to the Company and each Peer Group Member by dividing (i) the sum of (A) the difference obtained by subtracting the applicable Beginning Stock Price from the applicable Ending Stock Price plus (B) all dividends and other distributions during the Performance Period, which are treated as reinvested in additional shares of stock at the closing market price as of the ex-dividend date by (ii) the applicable Beginning Stock Price. Any non-cash distributions shall be valued at fair market value.

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3.            Earning and Vesting or Restricted Stock Units. The number of PSUs, if any, that become earned and vested following the completion of the Performance Period (including upon a Sale Event) based on the achievement of the Company’s Relative TSR Percentile Rank shall be equal to the Target No. of PSUs multiplied by the “Percentage of Relative TSR PSUs Earned” set forth in the table below opposite the applicable level of performance based on the Company’s Relative TSR Percentile Rank:

Relative TSR Percentile Rank	Percentage of Target No. of PSUs Earned*
Less than 25th Percentile Rank	0%
Equal to 25th Percentile Rank	50%
Equal to 50th Percentile Rank	100%
Equal to 75th Percentile Rank or greater	200%

*Linear interpolation applies between performance levels.

Notwithstanding the foregoing, if the Company’s TSR is negative, the total number of PSUs earned shall not exceed 100% of the Target No. of PSUs.

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